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EDITED TRANSCRIPT

SRAX.OQ - Q4 2020 SRAX Inc Earnings Call

EVENT DATE/TIME: MARCH 29, 2021 / 8:30PM GMT

CORPORATE PARTICIPANTS

Christopher Miglino *SRAX, Inc. - Co-Founder, Chairman, CEO & President*

Michael Thomas Malone *SRAX, Inc. - CFO*

PRESENTATION

Christopher Miglino - *SRAX, Inc. - Co-Founder, Chairman, CEO & President*

Hello. My name is Chris Miglino, and I'm the founder and CEO of SRAX. I'm very excited to be with you today to talk to you about the fourth quarter and the full year financial results and give you some updates on the business. We're talking to you today from our new studio that will be used for all of our virtual events. You'll hear more about this in the coming months.

First, I'd like to say that the end of 2020 and the first quarter of 2021 have been incredible, and we've had some amazing things to share with you today. This is the first time we're talking to you where we have moved BIGtoken into its own public company. This will allow us to break out the financial results of Sequire so you can see how well that business is actually doing.

Let's start with some highlights for the quarter and for the first part of this year. We beat our guidance with revenues of $4.5 million for the fourth quarter. This is up 316% year-over-year and 74% quarter-over-quarter. We're very excited to announce in the fourth quarter, we had positive net income. We're accomplishing our goal of obtaining EBITDA and net income positive results. We're doing this through the rapid growth of our Sequire platform.

We've now had 8 consecutive quarters of revenue growth for Sequire, and we've grown the companies that have signed up for the platform from 125 in Q3 to 183 as of today. This is a 46% increase and things are not slowing down. In fact, we had the best sales quarter ever. And in Q1, we've had bookings of over $10 million. This puts revenue that will be recognized from existing, and I want to emphasize existing, contracts. This means that if we did not sell anything else for the rest of the year, we'd have revenues of over $16 million.

With this significant growth, we're excited to increase our 2021 revenue guidance to a range of $23 million to $25 million. If things continue to grow as they have this quarter, this will be a very conservative range. We are also providing guidance for Q2 of $7 million and restating our Q1 revenue of $5 million.

Our team has done a great job with the balance sheet. We currently have on hand over $30 million in cash and marketable securities. The recent run-up in our stock also afforded us the opportunity to eliminate a significant amount of our convertible debt. We have now reduced our debt outstanding to $3.8 million.

Now the exciting stuff. Mike Malone, our CFO, will cover in detail the financials in a little bit. But first, I want to cover what Sequire looks like on a stand-alone basis. In Q4, on a pro forma basis, we did $3.5 million in revenue with $255,000 in EBITDA and $6 million in net income. We only see these numbers getting better as sales are continuing to increase.

For those of you that are not familiar with Sequire, let me tell you about what we're doing to drive this rapid adoption. We like to call Sequire an operating system for publicly traded companies. We provide a number of tools that are very important for issuers. Here's a peek at the growth of our platform and the related revenue and the related bookings for each quarter. In Q1 of 2021, any -- if Q1 of 2021 is any indication of the rest of the year, we're in for an exciting time.

Here are some of the key highlights of the Sequire platform. Again, we need to mention the large increase in the number of companies that have joined the platform. We've increased the number of companies, like I said, from 125 to 183 as of this video. We launched our shelf calculator tool that allows us to help issuers understand the current availability of their shelf and also to predict the best times at which they can raise capital off of the shelf. If the company's in baby shelf, this tool helps us to calculate when they might be out of baby shelf and what deals might need to fall off for there to be more availability, and what price the stock might need to go to in order for there to be more availability. There's a lot of amazing technology that was built to do these calculations and ingest the data that is needed to make this happen.

With the rapid growth we're experiencing, one of the most important things we need to do is make sure that our client success team is working at full speed. We've hired up in this area and believe we are well positioned to service our clients with white-glove service, one of the most important parts of our business.

One of the most important elements of Sequire is not what you see on the front end, but all the complex data calculations that are happening on the back end. We spent a lot of time this quarter deploying enhancements to our back-end tools and optimizing these data sets for our clients. One of the things we're most proud of is the development of the virtual events platform. We recently launched 3 new conferences for large banks and ourselves. We've enhanced the platform as we've worked closely with the LD Micro team to understand what they need in both a physical and a virtual conference. We have a very strategic plan around this product, which you'll hear more about over the next coming months.

As a refresher and for those of you that are not familiar with our products, let's walk through some of the features that are on the Sequire platform. We built the Sequire platform to help the many things that challenge us as a public company. One of those issues was who was buying and selling our stock at any given time, what price were they doing it at and understanding the data [as it closes] to real-time as possible. We've built a number of tools that can help in this area. We help educate our clients in how to navigate the space with our tools.

The retail investor is more important now than they have ever been, and the power of mobilizing of the retail base in a company has a significant impact on the price of a stock. Our system helps issuers understand who these investors are and provides the tools that are needed to communicate with them.

Not only is retail investors important but so is the institutional investor. In the past, public companies have waited months to understand the movement of the institutional investor. We're changing that, and we're changing how dynamic and in real-time and providing tools for these companies to understand where the movement is of these shares.

Proxies and shareholder votes are an important part of every public company. We help our clients understand how a vote might go before it happens, and provide them the communication tools they need to communicate with their shareholders. Issuers can survey their shareholders and see how they might feel about certain issues and see who expressed an opinion 1 way or another.

Now my favorite part of the Sequire platform. Warrants and options are very important to every public company, and we've built tools that allow our clients to manage them. We allow them to input vesting options and show what has been vested over time, and a variety of other tools that are important to this process.

Our roots are in data. And the reason we built the Sequire platform was to help issuers understand how to work with data sets. We've spent the last 12 years working with ad targeting technologies to target specific audiences and investor data. Investor data is one of the most complex data sets we've ever worked with. Around 30% of our clients work with our team to help them reach their own investors and new investors through the use of digital media targeted against very specific data sets.

Our value is in the data and our data and our targeting gets better every single day. We use a variety of different advertising formats to reach the investor, but these are just a few examples of what we built for our clients. As many of you know, we've built a few different platforms over the years. We built and sold the SRAXmd business, and then we built BIGtoken and moved it into its own public company. While we still have a $1 million piece of SRAXmd, we own a much larger part of BIGtoken, which is experiencing a significant market cap over the past few months.

We currently own approximately 64% of the common stock of BIGtoken. We have approximately 149 billion shares of the company, which as of today was trading at around $0.015. We think the company is well positioned to capitalize on the privacy market, and look forward to watching their next moves as they leave the nest. Now I'd like to turn the call over to our CFO, Mike Malone, who'll go into much more detail on the SRAX financials. Mike?

Michael Thomas Malone - *SRAX, Inc. - CFO*

Thank you, Chris. As mentioned earlier, we finished the fourth quarter with revenues of $4.5 million and $8.6 million for the full year, which were up 316% and 141%, respectively. Our Sequire business represented the entirety of the increase. For the fourth quarter and full year, revenues from Sequire were $3.5 million and $6.3 million, respectively.

As our business transitions to Sequire, the majority of our revenues are driven by our SaaS platform, where we've seen substantial growth. As a result, we've also experienced substantial increase in our gross margins. For the fourth quarter, gross margins increased to 73% from 44%, and for the full year to 70% from 53%.

Operating expenses were $5.3 million compared to $4.8 million in the prior year for the fourth quarter and $17.6 million for the full year as compared to $19.8 million in the prior year. The decrease in operating expenses for the year is driven by a decrease in staffing through a cost rationalization process and activities that we began in the second quarter of 2020. The increase in our fourth quarter operating expenses is driven by our expanded operations at Sequire to support the increased growth.

Operating loss was $2 million and $11.5 million for the fourth quarter and full year, respectively, as compared to operating losses of $17.8 million and $4.3 million for the full year and fourth quarter of the prior year, respectively.

Now turning to our balance sheet. A few key highlights as of 12/31/20. As you can see, we had approximately $9 million in cash and marketable securities on hand and net debt of $6 million. Additionally, subsequent to the year-end, we further strengthened our balance sheet through raising an additional $11.5 million in net cash from the exercise of warrants and the acquisition of an additional $10 million in marketable securities through the business that we've written at Sequire during the first quarter of 2021. And now I'd like to turn the call back to Chris.

Christopher Miglino - *SRAX, Inc. - Co-Founder, Chairman, CEO & President*

Thanks, Mike. I want to thank you for joining us for the call today. And we want to thank you for your interest in SRAX. We look forward to continued success. Should you have any questions, please reach out and we'll do our best to answer them. Thank you very much for joining us today. We look forward to seeing you on our Q1 update.

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